Exhibit 2.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

ILLUMINA, INC.

AND

GRAIL, LLC

(to be converted into GRAIL, INC.)

DATED AS OF [  ]

i

Schedules

Schedule 3.1(a)	Disposal Funding Schedule
Schedule 3.2(a)	Specified Illumina Account
Schedule 5.1(c)(i)	Intercompany Agreements
Schedule 7.4	GRAIL Key Employees

ii

Exhibits

Exhibit [A]	Employee Matters Agreement
Exhibit [B]	Registration Rights Agreement
Exhibit [C]	Supply Agreement Amendment
Exhibit [D]	Tax Matters Agreement
Exhibit [E]	GRAIL Certificate of Incorporation
Exhibit [F]	GRAIL Bylaws

iii

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT is entered into as of [  ] (this “Agreement”), by and between Illumina, Inc., a Delaware corporation (“Illumina”), and GRAIL, LLC, a wholly owned subsidiary of Illumina and a Delaware limited liability company (“GRAIL LLC”), to be converted to a corporation and renamed GRAIL, Inc. prior to the Distribution Date (“GRAIL”). Illumina and GRAIL are each a “Party” and are sometimes referred to herein collectively as the “Parties”. References to GRAIL shall be deemed to include, for all periods prior to the GRAIL Conversion, GRAIL LLC. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, Illumina owns the entire limited liability company interest of GRAIL LLC;

WHEREAS, Illumina and GRAIL entered into an Agreement and Plan of Merger, dated as of September 20, 2020, by and among Illumina, SDG Ops, Inc., SDG Ops, LLC and GRAIL, pursuant to which GRAIL became a wholly owned subsidiary of Illumina (the “Original Transaction”);

WHEREAS, since the closing of the Original Transaction on August 18, 2021, GRAIL has been held and operated separately and independently from Illumina pursuant to the transitional measures ordered by the European Commission in the Divestment Decision (defined below);

WHEREAS, on October 12, 2023, the European Commission adopted a decision in connection with Case M.10939 requiring Illumina to divest the ownership interest it acquired in GRAIL pursuant to the Original Transaction (the “Divestment Decision”);

WHEREAS, it is the intention of the Parties that following the Separation and prior to the Distribution, GRAIL will be converted from a Delaware limited liability company into a Delaware corporation in accordance with Section 18-216 of the Delaware Limited Liability Company Act and Section 265 of the Delaware General Corporation Law (the “GRAIL Conversion”);

WHEREAS, the Board of Directors of Illumina (the “Illumina Board”) determined on careful review and consideration that the separation of GRAIL from Illumina and the establishment of GRAIL as a separate, publicly traded company to operate the GRAIL Business is in the best interests of Illumina;

WHEREAS, in furtherance of the foregoing, the Illumina Board has determined that it is appropriate and desirable to separate the GRAIL Business from the Illumina Business (the “Separation”) and, following the Separation, to make a distribution of the GRAIL Business to the holders of common stock, par value $0.01 per share, of Illumina (the “Illumina Stock”) on the Record Date through the distribution of [ ]% of the outstanding shares of GRAIL Stock to holders of Illumina Stock on the Record Date on a pro rata basis (the “Distribution”), in each case, on the terms and conditions set forth in this Agreement;

[WHEREAS, immediately following the Distribution, Illumina will hold [ ]% of the outstanding shares of GRAIL Stock (the “Retained Stock”);]

WHEREAS, Illumina and GRAIL have prepared, and GRAIL has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth certain disclosure concerning GRAIL, the Separation and the Distribution;

WHEREAS, each of Illumina and GRAIL has determined that it is appropriate and desirable to set forth in this Agreement certain agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Illumina, GRAIL and the members of their respective Groups following the Distribution; and

WHEREAS, the Parties intend that the Distribution, together with certain related transactions, will qualify for the Intended Tax Treatment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 9.3(a).

“AAA Rules” shall have the meaning set forth in Section 9.3(a).

“Action” means any complaint, petition, hearing, charge, demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Authority or in any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this Agreement (excluding, for the avoidance of doubt, the definition of “GRAIL Change of Control”), “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement and the Ancillary Agreements (i) from and after the Effective Time, no member of the GRAIL Group shall be deemed to be an Affiliate of any member of the Illumina Group, (ii) from and after the Effective Time, no member of the Illumina Group shall be deemed to be an Affiliate of any member of the GRAIL Group and (iii) no member of the GRAIL Group or Illumina Group shall be deemed to be an Affiliate of the Monitoring Trustee or the European Commission.

“Agent” means Computershare Trust Company, N.A., as the distribution agent appointed by Illumina to distribute [ ]% of the outstanding shares of GRAIL Stock to the stockholders of Illumina pursuant to the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended Financial Report” shall have the meaning set forth in Section 6.8(b).

“Ancillary Agreements” means all Contracts entered into by the Parties or the members of their respective Groups in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, including the Employee Matters Agreement, the Tax Matters Agreement, the Registration Rights Agreement and the Supply Agreement Amendment.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement, other than Tax assets (including any Tax items, attributes or rights to receive any Tax refund, credits or other items that cause a reduction in any otherwise required liability for Taxes).

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banking institutions located in New York, New York are required or authorized by Law to be closed.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“CVR Agreement” means that certain Contingent Value Rights Agreement, dated as of August 18, 2021, by and among Illumina, Inc., Computershare Trust Company, N.A., as Trustee, and Shareholder Representative Services LLC, as Holder Representative.

“CVR Liabilities” shall mean any and all obligations of Illumina under the CVR Agreement, including the obligation to make Covered Revenues Payments (as defined in, and pursuant to, the CVR Agreement).

“Direct Claim” shall have the meaning set forth in Section 5.6(b).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the GRAIL Group or primarily relates to the transactions contemplated hereby, including the Separation and the Distribution.

“Disposal Funding” shall have the meaning set forth in Section 3.1.

“Disposal Funding Period” shall mean the period beginning at the Effective Time and ending at 12:01 a.m., New York time, on the date which is 30 months after the Distribution Date.

“Dispute” shall mean any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including with respect to (i) the validity, interpretation, performance, breach or termination thereof or (ii) whether any Asset or Liability not specifically characterized in this Agreement or its Schedules, whose proper characterization is disputed, is a GRAIL Asset, Illumina Asset, GRAIL Liability or Illumina Liability.

“Dispute Committee” shall have the meaning set forth in Section 9.2.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” means the date on which Illumina, through the Agent, distributes [[ ]% of the issued and outstanding shares of] GRAIL Stock to holders of Illumina Stock in the Distribution.

“Divestment Decision” shall have the meaning set forth in the Recitals.

“Effective Time” means 12:01 a.m. New York time, or such other time as Illumina may determine, on the Distribution Date.

“Employee Matters Agreement” means that certain Employee Matters Agreement substantially in the form attached hereto as Exhibit [A], to be entered into between Illumina and GRAIL or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder, as the same shall be in effect at the time reference is made thereto.

“First Post-Distribution Report” shall have the meaning set forth in Section 9.11.

“Fiscal Period” means each quarterly fiscal period of Illumina (as of the Effective Time, the thirteen (13) or fourteen (14) weeks ending the Sunday closest to March 31, June 30, September 30 or December 31 of any calendar year).

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10-12B (File No. 377-06991) filed by GRAIL with the SEC to effect the registration of the GRAIL Stock pursuant to Section 12(b) of the Exchange Act in connection with the Distribution, including any amendments or supplements thereto.

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, province, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, provincial, regional, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any official thereof.

“GRAIL” shall have the meaning set forth in the Preamble.

“GRAIL Assets” shall have the meaning set forth in Section 2.1(a).

“GRAIL Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted by GRAIL and its Subsidiaries prior to the Effective Time, but not including the business and operations conducted by Illumina and its Subsidiaries (other than GRAIL and its Subsidiaries).

“GRAIL Bylaws” shall have the meaning set forth in Section 4.1(f).

“GRAIL Certificate of Incorporation” shall have the meaning set forth in Section 4.1(f).

“GRAIL Change of Control” shall mean (a) the taking of any action by any Person or “group” (within the meaning of the Exchange Act) that results in such Person or “group” becoming the owner, directly or indirectly, beneficially or of record, of outstanding shares of capital stock or other equity or voting interests representing 50% or more of the aggregate voting power of GRAIL (measured by voting power rather than number of shares), (b) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of GRAIL and its subsidiaries, taken as a whole, other than sales, leases, transfers, conveyances or other dispositions to a wholly-owned subsidiary of GRAIL, (c) a merger, consolidation, amalgamation, share exchange, business combination, recapitalization or similar transaction involving GRAIL pursuant to which any of the outstanding aggregate voting power of GRAIL is converted into or exchanged for cash, securities or other property, other than any such transaction where the aggregate voting power of GRAIL outstanding immediately prior to such transaction constitute, or is converted into or exchanged for, a majority of the outstanding aggregate voting power of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction (measured by voting power rather than number of shares) or (d) the adoption of a plan relating to the liquidation or dissolution of GRAIL; provided that, for the avoidance of doubt, no GRAIL Change of Control shall result from any transfer of Retained Stock by Illumina to a Person or “group” (within the meaning of the Exchange Act) which would result in such Person or “group” beneficially owning 50% or more of the aggregate voting power of GRAIL (measured by voting power rather than number of shares), other than any transfer resulting from a merger of GRAIL.

“GRAIL Change of Control Repayment” shall have the meaning set forth in Section 3.2(b).

“GRAIL Conversion” shall have the meaning set forth in the Recitals.

“GRAIL Group” means (a) GRAIL and (b) each Subsidiary of GRAIL.

“GRAIL Indemnitees” shall have the meaning set forth in Section 5.2(a).

“GRAIL Liabilities” shall have the meaning set forth in Section 2.1(c).

“GRAIL LLC” shall have the meaning set forth in the Preamble.

“GRAIL Stock” means the common stock, par value $0.001 per share, of GRAIL following the GRAIL Conversion.

“Group” means either the Illumina Group or the GRAIL Group, as the context requires.

“Huber Agreement” means that certain Transition Agreement, dated as of October 12, 2017, by and between GRAIL and Jeffrey T. Huber, as amended by the Amendment to Transition Agreement, effective as of August 27, 2020 (and, for the avoidance of doubt, not as otherwise amended, supplemented, restated or otherwise modified).

“Huber Liability” shall mean the obligation to pay the Incentive Award upon the occurrence of the Qualifying Event (each as defined in, and pursuant to, the Huber Agreement) described in Section 6(a)(i) of the Huber Agreement.

“Illumina” shall have the meaning set forth in the Preamble.

“Illumina Assets” shall have the meaning set forth in Section 2.1(b).

“Illumina Board” shall have the meaning set forth in the Recitals.

“Illumina Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted by Illumina and its Subsidiaries (other than GRAIL and its Subsidiaries) prior to the Effective Time, but not including the business and operations conducted by GRAIL and its Subsidiaries.

“Illumina Contribution Amount” shall have the meaning set forth in Section 3.1.

“Illumina Group” means (a) Illumina and (b) each Subsidiary of Illumina other than GRAIL and its Subsidiaries.

“Illumina Indemnitees” shall have the meaning set forth in Section 5.3.

“Illumina Liabilities” shall have the meaning set forth in Section 2.1(d).

“Illumina Stock” shall have the meaning set forth in the Recitals.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium and regardless of location (including held by any Person), including technology, formulae, algorithms, procedures, methods, research and development, tools, materials, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, all customized applications, completely developed applications and modifications to commercial applications, all recordings, graphs, technical, financial, employee or business information or data, studies, reports, analyses and other writings, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, tapes, computer programs or other software, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including any Privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other financial employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records.

“Information Statement” means the Information Statement attached as an exhibit to the Form 10 and any related documents to be provided to the holders of Illumina Stock in connection with the Distribution, including any amendment or supplement thereto.

“Initial Notice” shall have the meaning set forth in Section 9.2.

“Insurance Proceeds” means those monies: (a) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (b) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof and net of any increase in insurance premiums (including retro-premium adjustments); provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Intended Tax Treatment” shall have the meaning set forth in the Tax Matters Agreement.

“Joint Defense and Confidentiality Agreements” means (a) that certain Joint Defense and Confidentiality Agreement, by and among Cravath, Swaine & Moore LLP, Latham & Watkins, LLP and Cleary Gottlieb Steen & Hamilton, LLP, effective as of September 29, 2020, and (b) that certain Joint Defense and Confidentiality Agreement, by and between Illumina and GRAIL effective as of August 15, 2023.

“Law” means any national, supranational, federal, state, provincial, regional, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other legally enforceable requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all indebtedness for borrowed money, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, payments, fines, penalties, claims, settlements, judgments, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, reflected on a balance sheet or otherwise, or determined or determinable, including those arising under any Law, Action (including any Third-Party Claim), or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case, including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof, in each case (a) including any fines, damages or equitable relief that is imposed in connection therewith and (b) other than Taxes.

“Losses” means any and all damages, losses (including diminution in value), deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, fines and expenses (including the costs and expenses of any and all Actions and assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement rights hereunder), whether or not involving a Third-Party Claim, other than Taxes.

“Monitoring Trustee” means one or more natural or legal person(s) who is approved by the European Commission and appointed by Illumina, and who has or have the duty to monitor Illumina’s compliance with the Divestment Decision. The initial Monitoring Trustee shall be Mazars LLP.

“Nasdaq” means The NASDAQ Global Select Market.

“NDA Side Agreement” shall have the meaning set forth in Schedule 5.1(c)(i).

“Original Transaction” shall have the meaning set forth in the Recitals.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Person” means any individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which any member of the GRAIL Group or the Illumina Group, respectively, would be entitled to assert or have attorney-client or attorney work product privileges (each a “Privilege”).

“Record Date” means 5:00 p.m., New York time, on the date to be determined by the Illumina Board as the record date for determining stockholders of Illumina entitled to receive shares of GRAIL Stock in the Distribution.

“Record Holders” means the holders of record of Illumina Stock as of the Record Date.

“Registration Rights Agreement” means that certain Stockholder and Registration Rights Agreement substantially in the form attached hereto as Exhibit [B], to be entered into between Illumina and GRAIL in connection with the treatment of the Retained Stock and the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Restricted Period” means the period beginning at the Effective Time and ending at 12:01 a.m., New York time, on the 15-month anniversary of the Distribution Date.

[“Retained Stock” shall have the meaning set forth in the Recitals.]

“SEC” means the U.S. Securities and Exchange Commission.

“Separation” shall have the meaning set forth in the Recitals.

“Specified Illumina Account” means the account with details as set forth on Section 3.2(a).

“Specified Party” shall have the meaning set forth in Section 2.2.

“Specified Transactions” shall have the meaning set forth in Section 3.2(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns or controls, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests of such Person or (iii) the capital or profit interests, in the case of a partnership of such Person, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such Person. For the avoidance of doubt, references to the Subsidiaries of Illumina shall not include GRAIL and its Subsidiaries from and after the Effective Time.

“Supply Agreement” means that certain Amended and Restated Supply and Commercialization Agreement, effective as of February 28, 2017, by and between Illumina and GRAIL, as amended by the First Amendment to Amended and Restated Supply and Commercialization Agreement, effective as of September 27, 2017, the Second Amendment to Amended and Restated Supply and Commercialization Agreement, effective as of August 18, 2021, and the Third Amendment to Amended and Restated Supply and Commercialization Agreement, effective as of May 18, 2023.

“Supply Agreement Amendment” means that certain Fourth Amendment to the Supply Agreement substantially in the form attached hereto as Exhibit [C], to be entered into between Illumina and GRAIL in connection with the transactions contemplated by this Agreement, providing for the irrevocable waiver of certain payment obligations of GRAIL to Illumina in certain circumstances specified therein, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means that certain Tax Matters Agreement substantially in the form attached hereto as Exhibit [D], to be entered into between Illumina and GRAIL in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Third Party” shall have the meaning set forth in Section 5.5(a).

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

Section 1.2. Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the terms “Agreement” and “Ancillary Agreement” shall, unless otherwise stated, be construed to refer to this Agreement or the applicable Ancillary Agreement as a whole (including all of the Schedules, Exhibits, Annexes and

Appendices hereto and thereto) and not to any particular provision of this Agreement or such Ancillary Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the date first stated in the preamble to this Agreement, regardless of any amendment or restatement hereof; (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars; (h) references to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms, and if the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability; (i) any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; (j) references to a Person are also to its permitted successors and assigns; (k) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement or the applicable Ancillary Agreement; (l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein; (m) references to “day” or “days” are to calendar days unless otherwise specified; and (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

ARTICLE II

SEPARATION

Section 2.1. Allocation of GRAIL Assets, Illumina Assets, GRAIL Liabilities and Illumina Liabilities. (a) Following the Separation, GRAIL shall retain all Assets held by the members of its Group as of the Separation, which, for the avoidance of doubt, shall not include any Assets retained by Illumina (collectively, the “GRAIL Assets”).

(b) Following the Separation, Illumina shall retain all Assets held by the members of its Group as of the Separation (collectively, the “Illumina Assets”).

(c) Following the Separation, GRAIL shall retain any and all Liabilities (including any Liabilities based upon, relating to or arising out of the Huber Agreement but subject to Section 5.2(b)) held by the members of its Group as of the Separation, which, for the avoidance of doubt, shall not include any Liabilities retained by Illumina, and any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by GRAIL or any other member of the GRAIL Group, and all agreements, obligations, and Liabilities of any member of the GRAIL Group under this Agreement or any of the Ancillary Agreements (collectively, the “GRAIL Liabilities”).

(d) Following the Separation, Illumina shall retain any and all Liabilities (including the CVR Liabilities) held by the members of its Group as of the Separation other than the GRAIL Liabilities and any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by Illumina or any other member of the Illumina Group, and all agreements, obligations, and Liabilities of any member of the Illumina Group under this Agreement or any of the Ancillary Agreements (collectively, the “Illumina Liabilities”).

(e) From the date hereof until the Separation, Illumina shall not transfer any Liabilities to the GRAIL Group or transfer any Assets from the GRAIL Group without the written consent of GRAIL unless expressly required or expressly contemplated by an Ancillary Agreement or the Divestment Decision.

Section 2.2. Misdirected Payments. Following the Separation, as between GRAIL and Illumina (for purposes of this Section 2.2, each a “Specified Party”) (and the members of their respective Groups), all payments made to and reimbursements received by either Specified Party (or any member of its Group), in each case after the Effective Time, that arise out of an obligation in respect of a business, Asset or Liability of the other Specified Party (or any member of such other Specified Party’s Group) and that were intended to be sent to a member of the other Group, shall be promptly (and in any event within five (5) Business Days) delivered to the other Specified Party, and until such delivery held in trust by the recipient Specified Party for the use and benefit of the other Specified Party (or member of such other Specified Party’s Group entitled thereto) (at the expense of the party entitled thereto). Notwithstanding the foregoing, neither Specified Party (nor any of the members of its Group) shall act as collection agent for the other Specified Party (or any of the members of its Group), nor shall either Specified Party (or any members of its Group) act as surety or endorser with respect to non-sufficient funds checks, or funds to be returned in a bankruptcy or fraudulent conveyance action.

Section 2.3. Disclaimer of Representations and Warranties. EACH OF ILLUMINA (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ILLUMINA GROUP) AND GRAIL (ON BEHALF OF ITSELF AND EACH MEMBER OF THE GRAIL GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED AS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, ASSUMED OR LICENSED UNDER THIS ARTICLE II), AS TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, AS TO, IN THE CASE OF INTELLECTUAL PROPERTY, NON-INFRINGEMENT OR ANY WARRANTY THAT ANY SUCH INTELLECTUAL PROPERTY IS “ERROR FREE,” OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED, AS APPLICABLE, ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED, BY MEANS OF A QUITCLAIM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

DISPOSAL FUNDING

Section 3.1. Contribution of Disposal Funding. At or prior to the Effective Time, Illumina shall, by wire transfer of same-day funds to an account designated in writing by GRAIL, contribute to GRAIL an amount (the “Illumina Contribution Amount”), in cash, (a) as set forth on Schedule 3.1(a) (such amount, the “Disposal Funding”), less (b) any cash held by GRAIL at the Effective Time.

Section 3.2. Clawback. (a) In the event that, during the Restricted Period and not in connection with a GRAIL Change of Control (in relation to which Section 3.2(b) exclusively applies), GRAIL (i) pays any dividend on, or makes any other distribution in respect of, any shares of its capital stock or other equity or voting interests (other than a stock dividend or a stock split), or otherwise consummates a return of capital from GRAIL to any of its equityholders or (ii) redeems, purchases or otherwise acquires any of its outstanding shares of capital stock or other equity or voting interests (in each case for this clause (ii), other than the acquisition of any shares in order to effectuate a “net settlement” transaction for the purposes of satisfying Tax withholding obligations arising in connection with the grant, vesting, exercise and/or settlement of any outstanding incentive equity awards of GRAIL held by its current or former employees) (clauses (i) and (ii), together, “Specified Transactions”), then GRAIL shall, subject to Section 3.2(d), by wire transfer of same-day funds to the Specified Illumina Account or such other account designated in writing by Illumina prior to such date, simultaneously with taking such action, pay to Illumina or cause to be paid to Illumina a cash amount equal to, without duplication, the aggregate amount of payments to equityholders as a result of or in connection with such Specified Transactions.

(b) Concurrently with the consummation of a GRAIL Change of Control during the Restricted Period (or within five (5) Business Days of GRAIL becoming aware of the consummation of such GRAIL Change of Control if the GRAIL Group had not previously entered into a Contract with respect to such GRAIL Change of Control transaction), GRAIL shall, subject to Section 3.2(d), by wire transfer of same-day funds to the Specified Illumina Account or such other account designated in writing by Illumina prior to such date, pay to Illumina or cause to be paid to Illumina a cash amount equal to (i) 0.5 multiplied by (ii) (A) the product of (x) the aggregate amount of Disposal Funding set forth on Schedule 3.1(a) and (y) the difference of 15 minus the number of months (prorated for any partial month) which have elapsed since the Distribution Date at the time of the public announcement of the event giving rise to the GRAIL Change of Control (e.g., the public announcement accompanying the execution of an acquisition agreement by GRAIL), divided by (B) 15 (any such payment, a “GRAIL Change of Control Repayment”).

(c) GRAIL shall immediately notify Illumina of the consummation of a GRAIL Change of Control (or promptly, but in any event within forty-eighty (48) hours after becoming aware of such fact).

(d) In no event shall GRAIL be required to pay or cause to be paid to Illumina aggregate amounts pursuant to this Section 3.2 that exceed the Illumina Contribution Amount. Upon the payment in full of a GRAIL Change of Control Repayment, GRAIL or any successor entity thereto shall have no further payment obligations to Illumina pursuant to this Section 3.2.

(e) Each of the Parties acknowledges that (i) the agreements contained in this Section 3.2 are an integral part of this Agreement, (ii) the agreements contained in this Section 3.2 are neither a penalty nor liquidated damages, but rather are meant to compensate Illumina if GRAIL uses the Disposal Funding for a purpose inconsistent with the aims of the Divestment Decision, (iii) the agreements contained in this Section 3.2 have been expressly approved by the European Commission as satisfying the goals of the Divestment Decision and (iv) without these agreements, the other Party would not enter into this Agreement. Accordingly, each Party agrees that it will not, directly or indirectly, contest the validity or enforceability of this Section 3.2 on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any Action for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other Action initiated by another Person or otherwise.

ARTICLE IV

COMPLETION OF THE DISTRIBUTION

Section 4.1. Actions Prior to the Distribution. Prior to the Effective Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to Nasdaq. Illumina shall, to the extent possible, give Nasdaq not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. GRAIL shall file with the SEC any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Illumina and GRAIL shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Illumina and GRAIL shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Availability of Information Statement. Illumina shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Illumina Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(d) The Distribution Agent. Illumina shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Compensation. Illumina and GRAIL shall take all actions as may be necessary to approve the treatment of any stock-based compensation, or compensation convertible into stock-based compensation, held by directors and executive officers of GRAIL in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(f) Organizational Documents. Illumina and GRAIL shall complete the GRAIL Conversion and take all necessary action that may be required to provide for the adoption by GRAIL of its Certificate of Incorporation and Bylaws, substantially in the form attached as Exhibits [E] (the “GRAIL Certificate of Incorporation”) and [F] (the “GRAIL Bylaws”), respectively, of the Form 10.

(g) Officers and Directors. The Parties shall take all necessary action so that, effective as of the Effective Time, the executive officers and directors of GRAIL will be as set forth in the Information Statement.

(h) Satisfying Conditions to the Distribution. Illumina and GRAIL shall cooperate to cause the conditions to the Distribution set forth in Section 4.3 to be satisfied and to effect the Distribution at the Effective Time.

Section 4.2. Effecting the Distribution.

(a) Delivery of GRAIL Stock. On or prior to the Distribution Date, Illumina shall deliver to the Agent, for the benefit of the Record Holders, duly executed transfer forms for such number of the outstanding shares of GRAIL Stock as is necessary to effect the Distribution.

(b) Distribution of Shares and Cash. Illumina shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following: (i) [ ] shares of GRAIL Stock for every [ ] shares of Illumina Stock held by such Record Holder as of the Record Date and (ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 4.2(c). All of the shares of GRAIL Stock distributed will be validly issued, fully paid and non-assessable.

(c) No Fractional Shares. No fractional shares shall be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Effective Time, Illumina shall direct the Agent to determine the number of whole shares and fractional shares of GRAIL Stock allocable to each holder of record or beneficial owner of Illumina Stock as of the Record Date, to aggregate all such fractional shares into whole shares and to sell the whole shares obtained thereby in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how, through which broker-deal, and at what price to make such sales) at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any Taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer Taxes attributed to such sale. Neither Illumina nor GRAIL shall be required to guarantee any minimum sale price for the fractional shares of GRAIL Stock. Neither Illumina nor GRAIL shall be required to pay any interest on the proceeds from the sale of fractional shares.

(d) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 4.2(c), the beneficial owner of Illumina Stock held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(e) Transfer Authorizations. GRAIL agrees to update its [shareholder register] in relation to the transfers of GRAIL Stock that Illumina or the Agent shall require in order to effect the Distribution.

(f) Treatment of GRAIL Stock. Until the GRAIL Stock is duly transferred in accordance with this Section 4.2 and applicable Law, from and after the Effective Time, GRAIL will regard the Persons entitled to receive such GRAIL Stock as record holders of GRAIL Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. GRAIL and Illumina agree that from and after the Effective Time each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the GRAIL Stock then deemed to be held by such holder.

Section 4.3. Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or waiver by Illumina in its sole and absolute discretion, of the following conditions:

(a) Completion of the Separation. The Separation shall have been completed in accordance with this Agreement.

(b) Approval by Illumina Board. The Illumina Board shall have authorized and approved the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of GRAIL Stock to Illumina stockholders.

(c) Execution of Ancillary Agreements. Each Ancillary Agreement shall have been executed by each party to such agreement.

(d) Listing on Nasdaq. The GRAIL Stock shall have been accepted for listing on Nasdaq or another national securities exchange approved by Illumina, subject to official notice of issuance.

(e) Effectiveness of the Form 10; Mailing of Information Statement. The SEC shall have declared effective the Form 10 under the Exchange Act, and no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and the Information Statement included therein shall have been mailed to Illumina’s stockholders as of the Record Date.

(f) Tax Treatment of the Distribution. Illumina shall have received a private letter ruling from the Internal Revenue Service and the written opinion of Cravath, Swaine & Moore LLP, each of which shall remain in full force and effect, that, subject to the limitations specified therein and the accuracy of and compliance with certain representations, the Distribution will qualify for non-recognition of gain and loss under Sections 355 and 368 of the Code.

(g) No Law. No Law promulgated by any Governmental Authority or other legal restraint or prohibition issued by any Governmental Authority preventing consummation of the Distribution shall be in effect.

(h) No Circumstances Making Distribution Inadvisable. No events or developments shall have occurred or exist that, in the judgment of the Illumina Board, in its sole and absolute discretion, make it inadvisable to effect the Distribution or the other transactions contemplated hereby, or would result in the Distribution or the other transactions contemplated hereby not being in the best interests of Illumina or its stockholders.

(i) Director Elections. Illumina shall have duly elected the individuals to be listed as members of GRAIL’s post-Distribution board of directors in the Information Statement.

(j) GRAIL Articles of Incorporation and GRAIL Bylaws. Immediately prior to the Distribution Date, the GRAIL Certificate of Incorporation and the GRAIL Bylaws shall be in effect.

Section 4.4. Sole Discretion. The foregoing conditions are for the sole benefit of Illumina and shall not give rise to or create any duty on the part of Illumina or the Illumina Board to waive or not waive such conditions or in any way limit Illumina’s right to terminate this Agreement as set forth in Article VIII or alter the consequences of any such termination from those specified in such Article; provided that Illumina may not waive any condition if such waiver would affect the GRAIL Group adversely in a material respect after the Effective Time, without the prior written consent of GRAIL. Subject to the foregoing proviso, any determination made by the Illumina Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 4.3 shall be conclusive.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION; INSURANCE

Section 5.1. Release of Claims Prior to Distribution.

(a) Except as provided in Section 5.1(c), effective as of the Effective Time, Illumina does hereby, for itself and each other member of the Illumina Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Illumina Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) GRAIL, the respective members of the GRAIL Group, their respective Affiliates, successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the GRAIL Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all Illumina Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions contemplated by this Agreement and all activities to implement the Separation and Distribution, (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), and (D) any rights, claims or Liabilities arising from, or in connection with, Section 3.3 of that certain Letter Agreement and Limited Waiver dated as of August 18, 2021 between Illumina and GRAIL.

(b) Except as provided in Section 5.1(c), effective as of the Effective Time, GRAIL does hereby, for itself and each other member of the GRAIL Group, their respective Affiliates, successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the GRAIL Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Illumina, the respective members of the Illumina Group, their respective Affiliates (other than any member of the GRAIL Group), successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Illumina Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from (A) all GRAIL Liabilities whatsoever, (B) all Liabilities arising from, or in connection with, the transactions contemplated by this Agreement and all activities to implement the Separation and Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time).

(c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms. Nothing contained in Section 5.1(a) or (b) shall release any Person from:

(i) any Liability pursuant to any Contract set forth on Schedule 5.1(c)(i) (or any purchase order, work order, terms and conditions or similar Contract issued pursuant to any Contract set forth on Schedule 5.1(c)(i));

(ii) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any member of the Illumina Group, on the one hand, and any member of the GRAIL Group, on the other hand;

(iii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any Ancillary Agreement (including any Illumina Liability and any GRAIL Liability, as applicable); or

(iv) any Liability that the Parties may have with respect to indemnification, contribution, reimbursement or otherwise pursuant to this Agreement or any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons.

(d) Illumina shall not make, and shall not permit any member of the Illumina Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against GRAIL or any member of the GRAIL Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). GRAIL shall not make, and shall not permit any member of the GRAIL Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Illumina or any member of the Illumina Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) Any breach of the provisions of this Section 5.1 by either Illumina or GRAIL shall entitle the other Party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

Section 5.2. Indemnification by Illumina. (a) Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, to the fullest extent permitted by Law, Illumina shall, and shall cause the other members of the Illumina Group to, indemnify, defend and hold harmless GRAIL, each member of the GRAIL Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “GRAIL Indemnitees”), from and against any and all Liabilities of the GRAIL Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(i) any Illumina Liabilities, including any failure of Illumina or any other member of the Illumina Group or any other Person to pay, perform or otherwise promptly discharge any Illumina Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(ii) any breach by Illumina or any member of the Illumina Group of this Agreement or any of the Ancillary Agreements;

(iii) the CVR Agreement or a tender offer in respect of the CVRs conducted by Illumina (in each case, other than to the extent the Liability is based upon, relating to or arising out of GRAIL’s failure to timely or accurately comply with its obligations set forth in Section 6.2);

(iv) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if GRAIL shall have furnished any amendments or supplements thereto) or any other Disclosure Document, in each case, specifically relating to (i) the Illumina Business, Illumina Assets or Illumina Liabilities or (ii) the Illumina Group as of and after the Effective Time;

(v) any matter noticed to Illumina’s D&O insurers prior to the Effective Time; and

(vi) any matter that would have been covered by the employment practices liability insurance of GRAIL in existence immediately prior to the closing of the Original Transaction (subject to any retention, deductibles, exclusions, limitations, caps, baskets and other limitations thereunder) had such policy coverage been extended to the period of time between the closing of the Original Transaction and the Effective Time.

(b) If and to the extent that (i) the Huber Liability becomes due and payable in accordance with the terms of the Huber Agreement during the Disposal Funding Period and (ii) all or any portion of the Huber Liability is actually paid by GRAIL, in cash, during the Disposal Funding Period, Illumina shall indemnify the GRAIL Indemnitees for the Huber Liability to the extent paid by GRAIL.

Notwithstanding the foregoing, in no event shall Illumina or any other member of the Illumina Group have any obligations under this Section 5.2 with respect to Liabilities subject to indemnification pursuant to Section 5.3.

Section 5.3. Indemnification by GRAIL. Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, to the fullest extent permitted by Law, GRAIL shall, and shall cause the other members of the GRAIL Group to, indemnify, defend and hold harmless Illumina, each member of the Illumina Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Illumina Indemnitees”), from and against any and all Liabilities of the Illumina Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) any GRAIL Liabilities, including any failure of GRAIL or any other member of the GRAIL Group or any other Person to pay, perform or otherwise promptly discharge any GRAIL Liabilities in accordance with their respective terms, whether prior to or after the Effective Time or the date hereof;

(b) any breach by GRAIL or any member of the GRAIL Group of this Agreement or any of the Ancillary Agreements;

(c) any Liabilities based upon, relating to or arising from the failure of GRAIL to timely and accurately comply with its obligations set forth in Section 6.2;

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if GRAIL shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in Section 5.2(a)(iv); and

(e) any of Illumina’s indemnification or contribution obligations pursuant to the letter agreement among Illumina, GRAIL and J.P. Morgan Securities LLC dated March 21, 2024, relating to, arising out of or resulting from acts or omissions by GRAIL (other than, for the avoidance of doubt, any compensation or expense reimbursement owed to J.P. Morgan Securities LLC pursuant to Section 1 thereunder).

Notwithstanding the foregoing, in no event shall GRAIL or any other member of the GRAIL Group have any obligation to indemnify, defend or hold harmless any Illumina Indemnitee for (a) any Liability of any Illumina Indemnitee in respect of any Covered Revenues Payment (or any CVR Shortfall) (“Covered Revenues Payment” and “CVR Shortfall” having the meanings ascribed thereto in the CVR Agreement) or (b) any Liability relating to, arising out of or resulting from, the Illumina Group’s use of any information provided to the Illumina Group pursuant to Section 6.2 to determine or estimate any future or contingent liability of the Illumina Group arising from the CVR Agreement that is not reasonably foreseeable.

Section 5.4. Indemnification Obligations Net of Insurance Proceeds. (a) The Parties intend that any Liability subject to indemnification or contribution pursuant to this Article V shall be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) It is expressly agreed and understood that all rights to indemnification, contribution and reimbursement pursuant to this Article V are in excess of all available insurance. Without limiting the foregoing, the Parties agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the Liability allocation, indemnification and contribution provisions hereof. Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.” Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorney’s fees and expenses) to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article V. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items that (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a Third Party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Each of GRAIL and Illumina hereby waives, for itself and each member of its Group, its rights to recover against the other Party in subrogation or as subrogee for a third Person.

(d) For all claims as to which indemnification is provided under Section 5.2 or 5.3, the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party, except as otherwise expressly set forth in Section 5.5.

Section 5.5. Procedures for Indemnification of Third-Party Claims. (a) If, at or after the date of this Agreement, an Indemnitee shall receive written notice from, or otherwise learn of the assertion by, a Person (including any Governmental Authority) who is not a member of the Illumina Group or the GRAIL Group (a “Third Party”) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party was prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly after the receipt thereof by the Indemnitee, copies of any and all additional written notices and documents (including court papers) received by the Indemnitee from the Third Party relating to the Third-Party Claim.

(b) Subject to the terms and conditions of any applicable insurance policy in place after the Effective Time, an Indemnifying Party may elect to defend (and to seek to settle or compromise) any such Third-Party Claim, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided, that the Indemnifying Party will not select counsel without the Indemnitee’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, an Indemnifying Party may not elect to defend such Third-Party Claim in the event that defense of such Third-Party Claim would void or otherwise adversely impact the Indemnitee’s insurance policy. Within thirty (30) days after the receipt of notice from an

Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee in writing of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim, and if the Indemnifying Party elects to assume such responsibility then the notice must include an express and irrevocable acknowledgment from the Indemnifying Party of its obligation to indemnify such Third-Party Claim fully. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.

(c) If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third-Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim, is not permitted to elect to defend a Third-Party Claim pursuant to Section 5.5(b) or Section 5.5(d), or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, such Indemnitee shall have the right to control the defense of (and to seek to settle or compromise) such Third-Party Claim, in which case the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim in circumstances where an Indemnifying Party is permitted to make such an election pursuant to Section 5.5(b), an Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, (iv) the Third-Party Claim relates to or arises in connection with any criminal Action or (v) the Third-Party Claim seeks an injunction, non-monetary relief or business restriction imposed against the Indemnitee. In addition to the foregoing and the last sentence of Section 5.2(a)(ii) and the last sentence of Section 5.5(e), if any Indemnitee determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as appropriate) and to participate in (but not control) the defense, compromise, or settlement of the applicable Third-Party Claim, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnitees.

(e) Subject to the last sentence of Section 5.5(d), an Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend or that is not permitted to elect or defend pursuant to Section 5.5(b), any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as appropriate) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Other than where there is (or there is reasonably likely to be, in the determination of the Party controlling the defense of the Third-Party Claim) a direct claim by the Party controlling the defense of the Third-Party Claim on substantially the same subject matter as the Third-Party Claim, the Party not controlling the defense of the Third-Party Claim shall cooperate with the Party that is controlling the defense of such Third-Party Claim in such defense and make reasonably available to the controlling Party, at the Indemnifying Party’s expense if such Third-Party Claim is subject to indemnification, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party, subject to bona fide claims of Privilege.

(f) The Indemnifying Party may not settle or compromise any Third-Party Claim for which the Indemnifying Party is controlling the defense without the prior written consent of the Indemnitee, which consent may not be unreasonably withheld, conditioned or delayed, provided that consent is not required if such settlement or compromise is solely for monetary damages that will be fully indemnified pursuant to this Article V, does not involve any finding or determination of Liability (other than monetary damages), wrongdoing or violation of Law by the Indemnitee and provides for a full, unconditional and irrevocable release of the Indemnitee, the members of the Indemnitee’s Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing from all Liability in connection with the Third-Party Claim. An Indemnitee may not settle or compromise any Third-Party Claim for which it is seeking or will seek indemnification hereunder, without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within forty-five (45) days (or, to the extent the Party receiving such proposal is informed of the applicable deadline within a reasonable time to respond, within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g) The provisions of this Section 5.5 (other than this Section 5.5(g)) and the provisions of Section 5.6 shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

(h) The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

Section 5.6. Additional Matters. (a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. THE COVENANTS AND OBLIGATIONS CONTAINED IN THIS ARTICLE V SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE AND (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER.

(b) Any claim on account of a Liability that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party as soon as reasonably practicable after the Indemnitee becomes aware of such Direct Claim. Such notice shall describe (i) the Direct Claim in reasonable detail, (ii) the basis for the claim for indemnification, (iii) to the extent known, the estimated amount of indemnifiable Liabilities for which indemnification is sought and (iv) to the extent practicable, the method of computation thereof. Such Indemnifying Party shall have a period of forty-five (45) days after the receipt of such notice within which to respond thereto. If after such forty-five (45)-day period, such claim is not resolved, Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with the first sentence of this Section 5.6(b) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was prejudiced by the Indemnitee’s failure to provide notice in accordance with the first sentence of this Section 5.6(b).

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action for which indemnification is sought pursuant to Section 5.2 or 5.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant for the portion of the Action related to such indemnification claim.

(e) In the event that either Party establishes a risk accrual in an amount of at least $500,000 with respect to any Third-Party Claim for which the other Party has sought indemnification pursuant to Section 5.2 or Section 5.3, such Party shall notify the other Party of the existence and amount of such risk accrual (i.e., when the accrual is recorded in the financial statements as an accrual for a potential liability), subject to the Parties entering into an appropriate agreement with respect to the confidentiality and/or privilege thereof.

(f) In the case of any Action involving a matter contemplated by Section 5.14(c), (i) if there is a conflict of interest that under applicable rules of professional conduct would preclude legal counsel for one Party or one of its Subsidiaries representing another Party or one of its Subsidiaries or (ii) if any Third-Party Claim seeks equitable relief that would restrict or limit the future conduct of the non-responsible Party or one of its Subsidiaries or the business or operations of such non-responsible Party or one of its Subsidiaries, then the non-responsible Party shall be entitled to retain, at its sole expense, separate legal counsel to represent its interest and to participate in the defense, compromise, or settlement of that portion of the Third-Party Claim against that Party or one of its Subsidiaries.

(g) THE RELEASES AND INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN THIS AGREEMENT ARE EXPRESSLY INTENDED, AND SHALL OPERATE AND BE CONSTRUED, TO APPLY EVEN WHERE THE LIABILITIES FOR WHICH THE RELEASE AND/OR INDEMNITY ARE GIVEN ARE CAUSED, IN WHOLE OR IN PART, BY THE SOLE, JOINT, JOINT AND SEVERAL, CONCURRENT, CONTRIBUTORY, ACTIVE OR PASSIVE NEGLIGENCE OR THE STRICT LIABILITY OR FAULT OF THE PARTY BEING RELEASED OR INDEMNIFIED.

Section 5.7. Survival of Indemnities. The rights and obligations of each of GRAIL and Illumina and their respective Indemnitees under this Article V shall survive (a) the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities, and (b) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

Section 5.8. Right of Contribution. (a) Contribution. If any right of indemnification contained in this Article V is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts (including any costs, expenses, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof) paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.8 in circumstances in which the indemnification is unavailable because of a fault associated with the business conducted by GRAIL, Illumina or a member of their respective Groups, (i) any fault associated with the business conducted with the Illumina Assets or Illumina Liabilities (except for the gross negligence or intentional misconduct of GRAIL or a member of the GRAIL Group) or with the ownership, operation or activities of the Illumina Business shall be deemed to be the fault of Illumina and the members of the Illumina Group, and no such fault shall be deemed to be the fault of GRAIL or any member of the GRAIL Group; and (ii) any fault associated with the business conducted with the GRAIL Assets or the GRAIL Liabilities (except for the gross negligence or intentional misconduct of Illumina or the members of the Illumina Group) or with the ownership, operation or activities of the GRAIL Business shall be deemed to be the fault of GRAIL and the members of the GRAIL Group, and no such fault shall be deemed to be the fault of Illumina or any member of the Illumina Group.

(c) Contribution Procedures. The provisions of Sections 5.5 and 5.6 shall govern any contribution claims.

Section 5.9. Covenant Not to Sue (Liabilities and Indemnity). Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator, administrative agency or other Governmental Authority anywhere in the world, alleging that: (a) the assumption of any GRAIL Liabilities by GRAIL or a member of the GRAIL Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the provisions of Article III are void or unenforceable for any reason; or (c) the provisions of this Article V are void or unenforceable for any reason.

Section 5.10. No Impact on Third Parties. For the avoidance of doubt, except as expressly set forth in this Agreement, the indemnifications provided for in this Article V are made only for purposes of allocating responsibility for Liabilities between the GRAIL Group, on the one hand, and the Illumina Group, on the other hand, and are not intended to, and shall not, affect any obligations to, or give rise to any rights of, any third parties.

Section 5.11. No Cross-Claims or Third-Party Claims. Each of Illumina and GRAIL agrees that it shall not, and shall not permit the members of its respective Group to, in connection with any Third-Party Claim, assert as a counterclaim or third-party claim against any member of the GRAIL Group or Illumina Group, respectively, any claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the date hereof), or the construction, interpretation, enforceability or validity hereof, which in each such case shall be asserted only as contemplated by Sections 9.2, 9.4 and 9.5.

Section 5.12. Severability. If any indemnification provided for in this Article V is determined by the sole arbitrator or arbitral tribunal (as the case may be) to be invalid, void or unenforceable, the liability shall be apportioned between the Indemnitee and the Indemnifying Party as determined in a separate proceeding in accordance with Sections 9.2, 9.4 and 9.5.

Section 5.13. Exclusivity. Except as otherwise provided in Section 9.17, the sole and exclusive remedy for any and all claims, Liabilities or other matters based upon, relating to or arising from this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby shall be the rights of indemnification set forth in this Article V, and no Person shall have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 5.13 shall not operate to interfere with or impede the operation of the covenants contained in this Agreement or any Ancillary Agreement, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief). For the avoidance of doubt, this Section 5.13 shall not preclude any claim made pursuant to the Supply Agreement in connection with any indemnity or other remedy set forth therein.

Section 5.14. Cooperation in Defense and Settlement. (a) With respect to any Third-Party Claim that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the Parties any Privileges, joint defense or other privilege with respect thereto).

(b) To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or Liability of a particular Action, such Party shall provide to the other Party (at such other Party’s cost and expense) reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c) Each of GRAIL and Illumina agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third Party with respect to which a Party (or the members of its Group) is a named defendant, but the defense of such Action and any recovery in such Action is otherwise not a

Liability allocated under this Agreement or any Ancillary Agreement to that Party, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contributions therewith.

Section 5.15. Insurance Matters. Each of GRAIL and Illumina acknowledges and agrees that GRAIL is and will be treated as the successor-in-interest to coverage under that certain D&O tail policy purchased by GRAIL in connection with the Original Transaction with all rights to seek coverage thereunder after the Effective Time.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

Section 6.1. Agreement for Exchange of Information. Except as otherwise provided in any Ancillary Agreement, each of Illumina and GRAIL, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of the members of its Group to the extent that: (i) such Information relates to the GRAIL Business or any GRAIL Asset or GRAIL Liability, if GRAIL is the requesting party, or to the Illumina Business or any Illumina Asset or Illumina Liability, if Illumina is the requesting party; (ii) such Information is required by the requesting party to comply with its obligations under this Agreement or any Ancillary Agreement; (iii) such Information is required to comply with reporting, disclosure, filing or other requirements imposed on Illumina or GRAIL, or any other member of its respective Group, as applicable (including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over Illumina or GRAIL, or any other member of its respective Group, as applicable; and (iv) such Information is required for use in any other judicial, regulatory, administrative or other Action or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements (other than in the case of any Actions between any member of the GRAIL Group, on the one hand, and any member of the Illumina Group on the other hand); provided, however, that, in the event that the Party to whom the request has been made reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any Privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of the Parties under Section 6.5. Notwithstanding the foregoing, nothing in this Section 6.1 shall be deemed to obligate GRAIL to provide any Information in connection with Illumina’s obligations under the CVR Agreement, which is specifically and exclusively governed by Section 6.2.

Section 6.2. CVR Information. (a) Notwithstanding anything in this Agreement to the contrary but subject to Section 6.2(h), GRAIL, on behalf of itself and the members of its Group, shall promptly (and in any event in a manner consistent with the timelines set forth in the CVR Agreement and past practice) provide or make available, or cause to be provided or made available, to Illumina and its Representatives, each pursuant to the CVR Agreement, beginning at the Effective Time and for so long as Illumina has any obligations pursuant to the CVR Agreement, any Information reasonably necessary to comply with Illumina’s obligations under the CVR Agreement and applicable Law (which Information may be disclosed and used by Illumina to comply with its obligations under the CVR Agreement and applicable Law) including: (i) the Covered Revenues and any other Information as is required by the CVR Agreement to be included in the Covered Revenues Statement; (ii) any Information as is required to comply with reporting, disclosure, filing or other requirements by any national securities exchange or any Governmental Authority having jurisdiction over Illumina; (iii) any Information as is required by Illumina to comply with any audit procedures pursuant to the CVR Agreement (including by providing access to third parties to comply with such procedures) or any bona fide audit initiated by an auditor of Illumina or any regulator or other Governmental Authority having jurisdiction over Illumina; (iv) any Information as is required by Illumina to defend any Action arising from or relating to the CVR Agreement; and (v) such other Information that Illumina determines is reasonably necessary or advisable for it to discharge its rights, responsibilities, privileges, protections, immunities and benefits under the CVR Agreement.

(b) Without limiting the generality of Section 6.2(a), GRAIL, on behalf of itself and the members of its Group, shall provide as soon as reasonably practicable but in any event no later than fifteen (15) business days following the end of any Covered Revenues Measuring Period, with respect to such completed Covered Revenues Measuring Period, a written certification to Illumina from the Chief Financial Officer of GRAIL certifying the accuracy of the information provided pursuant to Sections 6.2(a)(i) and 6.2(c).

(c) Without limiting the generality of Section 6.2(a) but subject to Section 6.2(h), GRAIL, on behalf of itself and the members of its Group, shall provide or make available, or cause to be provided or made available, to each of Illumina and an independent certified public accounting firm of nationally recognized standing designated by Illumina (in its sole discretion), beginning at the Effective Time and for so long as any CVR Liabilities are outstanding, in respect of any Fiscal Period, as soon as reasonably practicable but in any event no later than fifteen (15) business days following the completion of such Fiscal Period, the Covered Revenues attributable to the GRAIL Business realized in such Fiscal Period, including an allocation of amounts attributable to sales to Illumina, together with any supporting books and records, journal entries, other financial records and Information.

(d) Without limiting the generality of Section 6.2(a) but subject to Section 6.2(h), if Illumina proposes or reasonably intends to conduct a tender offer, exchange offer or consent solicitation or otherwise purchase all or any portion of the outstanding CVRs, upon request to GRAIL, GRAIL, on behalf of itself and the members of its Group, shall promptly provide or make available, or cause to be provided or made available, to Illumina, as soon as reasonably practicable, any Information Illumina determines is reasonably necessary or advisable to conduct such tender offer, exchange offer, consent solicitation or other purchase, including any Information necessary to comply with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder and/or any Information that would need to be provided in an information statement to ensure that such information statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Without limiting the generality of Section 6.2(a) and the requirements of Section 6.2(b) but subject to Section 6.2(h), GRAIL, on behalf of itself and the members of its Group, shall provide or make available, or cause to be provided or made available, beginning at the Effective Time and for so long as any CVR Liabilities are outstanding, in respect of any Covered Revenues Measuring Period, as soon as reasonably practicable but in any event no later than fifteen (15) business days following the end of such Covered Revenues Measuring Period, the Information necessary to be provided by Illumina in each Covered Revenues Statement in respect of the GRAIL Business in form and substance reasonably satisfactory to Illumina and reasonably consistent with practice prior to the Effective Time (including reasonably detailed descriptions of the applicable Covered Products and Services and itemized calculations in detail (including gross revenues, adjustments for the applicable period, reserves for uncollected debts, rebates and net revenue by general ledger account and category)).

(f) Each Person (other than Illumina) seeking to receive information from GRAIL in connection with a review pursuant to Section 6.5 of the CVR Agreement shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with GRAIL in accordance with the requirements of Section 6.5 of the CVR Agreement.

(g) The GRAIL Group shall keep true, complete and accurate records in sufficient detail to enable (i) the Holders and their consultants or professional advisors to determine the amounts payable thereunder and allow Illumina to comply with its obligations under the CVR Agreement and (ii) GRAIL to comply with its obligations hereunder.

(h) Nothing in this Section 6.2 shall require any member of the GRAIL Group to provide to Illumina or any other Person any forecasts, projections, long-range plans or other Information that relate to a future Fiscal Period.

(i) For the purposes of this Section 6.2, each of the following terms shall have the meanings ascribed thereto in the CVR Agreement: “Covered Products and Services”, “Covered Revenues”, “Covered Revenues Measuring Period”, “Covered Revenues Statement”, “CVRs”, “Holder Representative”, “Holders” and “Trustee”.

Section 6.3. Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 or 6.8 shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.4. Compensation for Providing Information. The Party requesting Information pursuant to Section 6.1 agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or its Group or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall reflect the providing Party’s actual costs and expenses. In connection with Section 6.2, GRAIL shall be responsible for the costs and fees described under Section 6.5(a) and (b) of the CVR Agreement if and to the extent Illumina would be obligated to make any payments thereunder.

Section 6.5. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements in accordance with its respective record retention policies as in effect on the date hereof or such longer period as required by Law, this Agreement or the Ancillary Agreements.

Section 6.6. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions in any Ancillary Agreement regarding the sharing, exchange or retention of Information.

Section 6.7. Limitations of Liability. Unless otherwise expressly provided in this Agreement, no Party shall have any liability to any other Party relating to or arising out of (a) any Information exchanged or provided pursuant to Section 6.1 that is found to be inaccurate in the absence of willful misconduct by the Party providing such Information or (b) the destruction of any Information after commercially reasonable efforts by such Party to comply with the provisions of Section 6.2 or Section 6.5.

Section 6.8. Auditors and Audits. (a) Until the first GRAIL fiscal year end occurring after the Effective Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the SEC and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(b) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the 2024 fiscal year and the three (3)-year period ending December 31, 2024, in the case of GRAIL, or December 29, 2024, in the case of Illumina, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees reasonably available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

Section 6.9. Privileged Matters. (a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time solely for the benefit of the Illumina Group and the GRAIL Group, as the case may be.

(b) The Parties agree as follows:

(i) Illumina shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information currently under its control or the control of a member of its Group; and

(ii) GRAIL shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information currently under its control or the control of a member of its Group.

(c) If any dispute arises between the Parties, or any member of their respective Groups, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall: (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(d) Upon receipt by any member of the GRAIL Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Illumina or any of its Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if GRAIL obtains knowledge that any of its, or any member of the GRAIL Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, GRAIL shall promptly provide written notice to Illumina of the existence of the request (which notice shall be delivered to Illumina no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide Illumina a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(e) Upon receipt by any member of the Illumina Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which GRAIL or any member of the GRAIL Group has the sole right hereunder to assert a privilege or immunity, or if Illumina obtains knowledge that any of its, or any member of the Illumina Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Illumina shall promptly provide written notice to GRAIL of the existence of the request (which notice shall be delivered to GRAIL no later than five (5) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide GRAIL a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 6.9 or otherwise, to prevent the production or disclosure of such Privileged Information.

(f) Any furnishing of, or access to, Information pursuant to this Agreement are made and done in reliance on the agreement of the Parties set forth in this Section 6.9 and in Section 6.10 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(g) Nothing in this Section 6.9 shall be deemed to supersede the Joint Defense and Confidentiality Agreements, which the Parties acknowledge and agree shall continue in full force and effect from the Effective Time.

Section 6.10. Confidentiality. (a) Confidentiality. From and after the Effective Time, subject to Section 6.11 and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Illumina, on behalf of itself and each of its Subsidiaries, and GRAIL, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary Information pursuant to the other Party’s policies in effect as of the Effective Time, all confidential or proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential or proprietary Information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, except, in each case, to the extent that such confidential or proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential or proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries. The foregoing restrictions shall not apply in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby. If any confidential or proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with or providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential or proprietary Information shall be used only as required to perform such services. From and after the Effective Time, Illumina, on behalf of itself and each of its Subsidiaries, and GRAIL, on behalf of itself and each of its Subsidiaries, agrees not to use, and to cause its respective Representatives not to use, any confidential or proprietary Information of the other Party or any of its Subsidiaries other than for such purposes as is expressly outlined in the applicable provision of this Agreement or the Ancillary Agreement pursuant to which the Information was provided. For the avoidance of doubt, in no event may either Party or its Group use, and each Party shall cause its Representatives not to use, any confidential or proprietary Information of the other Party and its Subsidiaries for competitive purposes or to obtain any commercial advantage with respect to the other Party and its Subsidiaries or attempt to divert from the Party and its Subsidiaries any business or customer of such Party and its Subsidiaries.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party or its Subsidiaries addressed in Section 6.10(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information), and except in compliance with Section 6.11. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries to the extent based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries to the extent based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) the Information is kept in the Party’s legal files for purposes of resolving any Dispute.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries may presently have and, after the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time or (ii) that, as between the two parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

(d) Additional Obligations. In no event shall this Section 6.10 be deemed to reduce any obligations agreed by any Party in any Ancillary Agreement or any other agreement between the Parties or members of their Group that survives after the Effective Time.

Section 6.11. Protective Arrangements. In the event that either Party or any of its Subsidiaries is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law or the rules of any stock exchange on which the shares or other securities of the Party or any member of its Group are traded to disclose or provide any confidential or proprietary Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Section 6.12. Witness Services. At all times from and after the Effective Time, each of Illumina and GRAIL shall use its commercially reasonable efforts to make reasonably available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.12 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other expenses (which shall include the costs of salaries and benefits of employees who are witnesses but not any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

ARTICLE VII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 7.1. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Third Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the GRAIL Assets and the assignment and assumption of the GRAIL Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets allocated to such Party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Illumina and GRAIL in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Illumina or Subsidiary of GRAIL, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.2. Performance. Illumina shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Illumina Group or Affiliate of Illumina. GRAIL shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the GRAIL Group or Affiliate of GRAIL. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 7.2 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or any Ancillary Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

Section 7.3. No Restrictions on Post-Closing Competitive Activities. Each of the Parties agrees that this Agreement shall not include any noncompetition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group. Except as expressly provided herein, or in the Ancillary Agreements, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) subject to Section 7.4, employ or otherwise engage any officer, director or employee of the other Group. For the avoidance of doubt, nothing in this Section 7.3 shall limit any of the obligations set forth in Section 6.10.

Section 7.4. Non-Solicitation Covenant. For a period of two (2) years from and after the Effective Time, Illumina shall not, and shall cause the other members of the Illumina Group not to, directly or indirectly, solicit to employ or employ any employees of the GRAIL Group set forth on Schedule 7.4 (including as external advisors) without the prior written consent of GRAIL; provided, however, that nothing in this Section 7.4 shall prevent (i) solicitations to employ any individual who responds to general solicitations for employees in the ordinary course of business and consistent with past practice (including by professional search firm), so long as such solicitations are not directed towards any employees of the GRAIL Group set forth on Schedule 7.4, (ii) solicitations to employ, or employment of, any such individual whose employment with or service to GRAIL was terminated at least three (3) months prior to the commencement of such solicitation or (iii) Illumina from negotiating the terms of employment with any person who contacts Illumina on his or her own initiative and without any direct or indirect solicitation by the Illumina Group in violation hereof.

Section 7.5. Mail Forwarding. (a) Illumina agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to GRAIL any correspondence relating to the GRAIL Business (or a copy thereof to the extent such correspondence relates to both the GRAIL Business and the Illumina Business) that is delivered to Illumina and (b) GRAIL agrees that following the Effective Time it shall use its commercially reasonable efforts to forward to Illumina any correspondence relating to the Illumina Business (or a copy thereof to the extent such correspondence relates to both the Illumina Business and the GRAIL Business) that is delivered to GRAIL.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the terms and conditions of the Separation and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of the Illumina Board without the approval of any other Person, including GRAIL or Illumina or the stockholders of GRAIL or Illumina. In the event that this Agreement is terminated, this Agreement and any Ancillary Agreement that has been executed shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement or such Ancillary Agreement. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by Illumina and GRAIL.

Section 8.2. Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Counterparts; Entire Agreement; Power. (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, docusign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(b) This Agreement, the Ancillary Agreements. the exhibits, annexes and schedules hereto and thereto, and the NDA Side Agreement, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Illumina represents on behalf of itself and each other member of the Illumina Group, and GRAIL represents on behalf of itself and each other member of the GRAIL Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 9.2. Negotiation by Senior Executives. Prior to bringing an Action relating to a Dispute, the Parties shall first seek to settle amicably all Disputes by negotiation. The Parties shall first attempt in good faith to resolve the Dispute by negotiation in the normal course of business at the operational level within thirty (30) days after written notice is received by either Party regarding the existence of a Dispute (the “Initial Notice”). If the

Parties are unable to resolve the Dispute within such thirty (30)-day period, the Parties shall then attempt in good faith to resolve the Dispute by negotiation between executives designated by the Parties who hold, at a minimum, the office of Senior Vice President and/or General Counsel (such designated executives, the “Dispute Committee”). Such Dispute Committee members and other applicable executives shall meet in person or by teleconference or video conference within thirty (30) days following the end of the thirty (30)-day period of negotiations to seek a resolution of the Dispute. In the event that the Dispute Committee and other applicable executives are unable to agree to a format for such meeting, the meeting shall be convened in person at a mutually acceptable location in San Diego, California. Notwithstanding the foregoing, a Party may bring an Action without following the procedures set forth in this Section 9.2 in order to meet any applicable statute of limitations, other contractual survival term or in the event of bona fide exigent circumstances.

Section 9.3. Arbitration. (a) Any Dispute not finally resolved pursuant to Section 9.2 within sixty (60) days from the delivery of the Initial Notice shall be resolved by binding arbitration in accordance with this Section 9.3. Any Dispute subject to arbitration pursuant to this Section 9.3 shall be determined and resolved by final and binding arbitration, the seat of which shall be in New York, New York, before a panel of three arbitrators. The arbitration shall proceed in accordance with and shall be governed by the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”) then in effect. The claimant shall nominate one (1) arbitrator and the respondent shall nominate one (1) arbitrator within the time limits specified in the AAA Rules. The chairperson shall be nominated by the two (2) appointed arbitrators within fifteen (15) Business Days of the appointment of the second arbitrator, failing which the chairperson shall be appointed by the AAA. Unless the parties to the arbitration otherwise agree in writing, the arbitrators so selected shall be independent and shall not have any material past or existing affiliation with any Party.

(b) The arbitrators shall apply the governing law set forth in Section 9.4 and shall have authority to entertain a motion for summary judgment by any Party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Unless otherwise agreed by the Parties in writing, discovery shall be limited to only: (i) documents directly related to the issues in controversy, (ii) no more than three (3) depositions per Party for any Dispute asserting claims exceeding $1 million (or equivalent value) or seeking injunctive relief, or two (2) depositions per Party for all other Disputes and (iii) ten (10) interrogatories per Party. The arbitration procedures shall include provision for production of documents relevant to the Dispute; provided that all discovery, if any, shall be completed within ninety (90) days of the appointment of the arbitrators or as soon as practicable thereafter.

(c) The provisions of this Section 9.3 are intended to provide the exclusive method of resolving any Dispute, including injunctive relief; provided, however, that a Party may commence and prosecute an action in any court of competent jurisdiction for the purpose of enforcing or seeking to vacate an arbitration award hereunder.

(d) The agreement to arbitrate any Dispute set forth in this Section 9.3 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(e) Each Party shall bear its own costs of the arbitration and share equally the arbitrators’ fee and the administrative costs; provided that the prevailing Party shall be entitled to payment of its reasonable attorneys’ fees and costs (unless applicable Law restricts or prohibits such fee shifting).

(f) The Parties agree to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

Section 9.4. Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.5. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING FROM THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

Section 9.6. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the other Party or the other parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party or party thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

Section 9.7. Third-Party Beneficiaries. Except for the release and indemnification rights under this Agreement of any Illumina Indemnitee or GRAIL Indemnitee in their respective capacities as such, and the provisions of Section 5.1(d) as to directors and officers of Illumina Group and GRAIL Group: (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any stockholders of Illumina or stockholders of GRAIL) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person (including any stockholders of Illumina or stockholders of GRAIL) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 9.8. Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable, and unless otherwise provided thereunder, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.8):

If to Illumina, to:

Illumina, Inc.

5200 Illumina Way

San Diego, CA 92122

Attention: Legal Department

Email:    legalnotices@illumina.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention:  Andrew J. Pitts

   Ting S. Chen

   Daniel J. Cerqueira

Email:    apitts@cravath.com

   tchen@cravath.com

   dcerquiera@cravath.com

If to GRAIL, to:

GRAIL, LLC

1525 O’Brien Drive

Menlo Park, California 94025

Attention:   Bob Ragusa

   Aaron Freidin

   Abram Barth

   Don Lang

Email:    bragusa@grailbio.com

   afreidin@grailbio.com

   abarth@grailbio.com

   dlang@grailbio.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Attention:   W. Alex Voxman

   Andrew Clark

   Ross McAloon

   Alexa Berlin

Email:    alex.voxman@lw.com

   andrew.clark@lw.com

   ross.mcaloon@lw.com

   alexa.berlin@lw.com

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

Section 9.9. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.10. Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 9.11. Publicity. Each of GRAIL and Illumina shall consult with the other, and shall, subject to the requirements of Section 6.10, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Separation, Distribution or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Form 10, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 9.11 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the SEC. Notwithstanding the foregoing, no later than one (1) Business Day after the Effective Time, GRAIL and Illumina shall issue a joint press release mutually agreed by the Parties regarding the consummation of the Separation and Distribution.

Section 9.12. Expenses

. Any expenses and costs incurred in connection with the Distribution after the Effective Time shall be borne by the Party which incurs such expenses.

Section 9.13. Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law, whichever is less.

Section 9.14. Headings. The article, section and paragraph headings and the table of contents contained in this Agreement or any Ancillary Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 9.15. Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and the Ancillary Agreements, and liability for the breach of any obligations contained herein or therein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

Section 9.16. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.17. Specific Performance. Subject to Sections 9.2 and 9.3, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 9.18. Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced; provided, at any time prior to the Effective Time, the terms and conditions of this Agreement, including terms relating to the Separation and the Distribution, may be amended, modified or abandoned by and in the sole and absolute discretion of the Illumina Board without the approval of any Person, including GRAIL or Illumina; provided, further, that if any such amendment or modification would affect the GRAIL Group adversely in a material respect after the Effective Time, then such amendment or modification shall require the prior written consent of GRAIL.

Section 9.19. Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 9.20. Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a stockholder, director, employee, officer, agent or representative of Illumina or GRAIL, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of Illumina or GRAIL, as applicable, under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Illumina or GRAIL, for itself and its respective Subsidiaries and its and their respective stockholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 9.21. Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (other than Sections 4.2(c) and 5.5(g)), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein. If there is a conflict between any provision of this Agreement or of an Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, and such provisions relate to matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

Section 9.22. Exclusivity of Employee Matters. Notwithstanding any other provision of this Agreement (other than Sections 4.2(c) and 5.6(f)), the Employee Matters Agreement shall exclusively govern all matters relating to employees (including allocations thereof) addressed therein. If there is a conflict between any provisions of this Agreement or of an Ancillary Agreement (other than the Employee Matters Agreement), on the one hand, and the Employee Matters Agreement, on the other hand, and such provisions relate to matters addressed by the Employee Matters Agreement, the Employee Matters Agreement shall control.

Section 9.23. Exclusivity of Retained Stock Matters. Notwithstanding any other provision of this Agreement (other than Sections 4.2(c) and 5.6(f)), the Registration Rights Agreement shall exclusively govern all matters relating to the Retained Stock (including allocations thereof) addressed therein. If there is a conflict between any provisions of this Agreement or of an Ancillary Agreement (other than the Registration Rights Agreement), on the one hand, and the Registration Rights Agreement, on the other hand, and such provisions relate to matters addressed by the Registration Rights Agreement, the Registration Rights Agreement shall control.

Section 9.24. Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, NEITHER GRAIL NOR ITS AFFILIATES, ON THE ONE HAND, NOR ILLUMINA NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN (A) ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES, INCLUDING ALL COSTS, EXPENSES, INTEREST, ATTORNEYS’ FEES, DISBURSEMENTS AND EXPENSES OF COUNSEL, EXPERT AND CONSULTING FEES AND COSTS RELATED THERETO OR TO THE INVESTIGATION OR DEFENSE THEREOF, PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM AND (B) ANY CONSEQUENTIAL DAMAGES TO THE EXTENT REASONABLY FORESEEABLE).

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ILLUMINA, INC.

By:
Name:
Its:

[Signature Page to Separation and Distribution Agreement]

GRAIL, LLC

By:
Name:
Its:

[Signature Page to Separation and Distribution Agreement]